News Release

CLIENT: CONTACT:	Timeline, Inc. Charlie Osenbaugh, CEO Paula McGee, Investor Relations 206.357.8420

FEDERAL COURT GRANTS PARTIAL SUMMARY JUDGMENT
IN FAVOR OF MICROSOFT IN TIMELINE SUIT

Seattle, WA – June 4, 2007 — Timeline, Inc. (OTCBB: TMLN) today announced that the United States District Court for the Western District of Washington granted a partial summary judgment in Timeline, Inc. vs. ProClarity Corporation. The import of the court’s decision is that Timeline’s Patent License Agreement (Patent Agreement) with Microsoft Corporation cannot be terminated, and that Timeline’s August 2006 termination of the license based on Microsoft’s breach of it was therefore ineffective. The court held that Timeline’s remedy for any alleged breaches would be to seek damages. Consequently, the court dismissed claims of patent infringement against Microsoft. The federal court also then declined to exercise jurisdiction over state law claims between Timeline and Microsoft, including Timeline’s claims for breach of contract, and dismissed them without prejudice to refilling of the claims in state court. This allows Timeline to pursue its claims of material breaches of the Patent Agreement in Washington State courts and to seek damages for breach rather than damages for patent infringement.

Timeline had also claimed damages against Microsoft for breach of a separate agreement, under which Timeline wrote the Microsoft Small Business Financial Manager (SBFM Agreement). This cause of action was also dismissed without prejudice to refilling in state court by the federal court’s ruling.

The ruling does not affect Timeline’s claims in the same suit for patent infringement against ProClarity Corporation, which is now a subsidiary of Microsoft Corporation (NASDAQ: MSFT). Those claims are set for trial in October 2007.

“While we are disappointed in the court’s decision, Timeline retains significant claims against both Microsoft and ProClarity that may now have to be pursued in separate courts,” said Charlie Osenbaugh, president and CEO of Timeline.

Timeline will file a motion for full or partial reconsideration, asking among other things that the federal court accept discretionary jurisdiction over claims of breach against Microsoft in the federal action rather than require Timeline to re-file the claims in Washington State Superior Court. In the meantime, to avoid delay, Timeline has filed suit against Microsoft in Superior Court to assert breach of contract claims dismissed by the federal court. If the federal court grants Timeline’s motion to reconsider and reinstates the contract claims, Timeline would dismiss the suit filed in Superior Court.

Timeline is still reviewing its legal options with regard to a possible appeal of the federal court’s holding that the Patent License Agreement may not be terminated, even for material breach by Microsoft.

About Timeline
After 28 years of developing, marketing and supporting innovative software applications; Timeline, Inc. recently reorganized around a dedicated effort to license its intellectual property to the industry at large. In 2005 it completed the sale of its European subsidiary and the assets of its applications line of business. The company believed it was an inherent conflict of interest to market patented intellectual property to companies with which it competed on a day to day basis for end user software licensees. By selling the applications business, the company is now solely focused on commercializing its patent portfolio. This effort is intended to maximize shareholder value and to allow the benefits of its prior innovations to reach a far greater audience than was possible through its own limited resources. Timeline can be reached at 206-357-8422 or on the web at www.tmln.com. The vast majority of these patents involve the automation of building and using data marts and warehouses with structures optimized for analysis on data originally housed in source on line transaction data stores. These ‘pioneer’ patents have been licensed to many of the thought leaders in analytic reporting including, among others, Oracle, Microsoft, Hyperion, Cognos, Group One, and Crystal (now Business Objects).

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NOTE: Transmitted on Prime Newswire on June 4, 2007 at 3:30 a.m. PDT.